Exhibit 10.13

May 4, 2021

Dr. Wayne Godfrey, MD

VIA ELECTRONIC MAIL	CONFIDENTIAL

Dear Dr. Wayne Godfrey,

We are very pleased to extend to you the offer of employment for the exempt position of Chief Medical Officer, reporting to me, the company’s Chief Executive Officer.

The following outlines your offer of Employment:

Start Date:	May 28, 2021

Compensation:	Your semi-monthly salary in the amount of $18,125.00 will be paid to you on the 15th and on the last day of each month, less all standard payroll deductions and withholdings, in accordance with the Company’s normal payroll practices; should the 15th or the last day of the month fall on a weekend day or holiday, then payment would be made on the last business day prior to the weekend or holiday.

Vacation/Sick Time:	As an exempt employee you are eligible to participate in Janux’s flexible vacation policy; please contact HR for more details. Under Janux’s current sick leave policy, you will receive 5 days (40 hours) sick leave on your start date, and on each January 1, we will top up your sick leave balance to a total of 5 days (40 hours).

Company Benefits:	We anticipate that you will be eligible to participate in the company’s Medical, Dental, Vision, Life, AD&D, STD, LTD and 401(k) plans (the “Benefit Plans”). Your participation in any such Benefit Plans will be governed by the terms and conditions of such plans and the

11099 N. Torrey Pines Road, Suite 290, La Jolla, CA 92037

Main: (858) 750-4700 Fax: (858) 750-4701

Company will have the right to amend or terminate any such Benefit Plans in its sole discretion.

Annual Bonus:	You will be eligible to receive a target bonus payment of forty percent (40%) of your annual salary payable at the end of each calendar year. Such bonus would be contingent upon successful achievement of agreed upon objectives between you and the Company.

Performance/Merit Review:	Annually

Equity Incentive Plan:	It is contemplated that you will be granted an option to purchase 350,000 shares of Janux Therapeutics, Inc.’s (“Janux”) equity incentive plan. Such option grant shall be made at a purchase price per share equal to the fair market value of Janux’s common stock on the date of grant to be approved and determined by Janux’s Board of Directors and will vest as follows: 25% of the shares subject to the option will vest on the one-year anniversary of the vesting commencement date and the remaining shares will vest in equal monthly installments over the next 36 months.

This offer of employment is at will, meaning, you may terminate your employment with the Company at any time and for any reason. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. As a condition of employment, you must read, sign, and comply with the attached Employee Proprietary Information and Inventions Assignment Agreement which prohibits unauthorized use or disclosure of Company proprietary information.

Federal law requires all companies to verify U.S. work authorization upon date of hire. Therefore, please bring your documents verifying identity and work authorization, i.e., passport, or driver’s license, and your social security card or birth certificate with you on your first day. If you do not have these documents, please contact my office prior to your start date.

To formally respond and accept this offer, please sign below, and return to the Company by end of business day on Friday, May 7, 2021. We look forward to your acceptance of this offer and to a mutually rewarding relationship. This letter sets forth all the material terms of our offer of employment, and it supersedes all prior offers, agreements, and discussions about employment that you may have had with any employee of the Company, whether written or oral. The terms of this employment offer cannot be modified or amended by any Company employee, or by any action of the Company or any of its affiliated entities, unless made in writing, signed by both you, the Company’s CEO, and approved by the board of directors.

Very truly yours,

/s/ David Campbell
David Campbell, Ph.D.
President & Chief Executive Officer

Accepted by:	/s/ Wayne R. Godfrey	Date:	5/14/2021